Exhibit 23.12

CONSENT OF LEE (PAT) GOCHNOUR

I consent to all references to my name and any quotation from, or summarization of, the technical report summary entitled “Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA” dated February 19, 2026, effective as of December 31, 2025 (the “Pinyon Technical Report”), the technical report summary entitled “Technical Report on the Bullfrog Project, Garfield County, Utah, USA,” dated May 9, 2025, effective as of December 31, 2024 (the “Bullfrog Technical Report”), and any other references to my name, included or incorporated by reference in:

(i)the Annual Report on Form 10-K for the period ended December 31, 2025 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

i.the Company’s Form S-3 Registration Statements (File Nos. 333-278193 and 333-226878), and any amendments or supplements thereto; and

i.the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559, 333-278611 and 333-286685), and any amendments or supplements thereto.

I further consent to the filing of the Pinyon Technical Report and the Bullfrog Technical Report as exhibits thereto.

/s/ Lee (Pat) Gouchnour
Lee (Pat) Gochnour, MMSA QP
Associate Principal Environmental Specialist
Principal of Gochnour & Associates, Inc.

Date: February 26, 2026